INVESTMENT SUB-ADVISORY AGREEMENT


	AGREEMENT, effective as of the 3rd day of March, 2008 by and among Old Mutual Capital, Inc. (the "Adviser"), Ibbotson
Associates Advisors, LLC (the "Sub-Adviser"), and Old Mutual
Funds III, a Delaware statutory trust (the "Trust").

      WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

	WHEREAS, pursuant to the Investment Advisory Agreement dated March 3, 2008, between the Adviser and the Trust, the Adviser acts as investment adviser for the Old Mutual 2011-2020 Conservative Fund, Old Mutual 2011-2020 Moderate Fund, Old
Mutual 2011-2020 Aggressive Fund, Old Mutual 2021-2030
Conservative Fund, Old Mutual 2021-2030 Moderate Fund, Old
Mutual 2021-2030 Aggresssive Fund, Old Mutual 2031-2040 Conservative Fund, Old Mutual 2031-2040 Moderate Fund, Old
Mutual 2031-2040 Aggressive Fund, Old Mutual 2041-2050
Conservative Fund, Old Mutual 2041-2050 Moderate Fund, and Old Mutual 2041-2050 Aggressive Fund (each a "Fund", and collectively, the "Funds"); and

	WHEREAS, the Adviser and the Trust each desire to retain the Sub-Adviser to provide investment advisory services to the Trust in connection with the management of all or a portion of the assets of each Fund, and the Sub-Adviser is willing to render such investment advisory services.

	NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	(a)  Subject to supervision and oversight by the Adviser and the Trust's Board of Trustees, the Sub-Adviser shall recommend a continuous investment allocation program for the Funds in accordance with each Fund's investment objectives, policies and restrictions as stated in such Fund's Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

            (i)	The Sub-Adviser shall continuously review each of
the Fund's investments and shall recommend, from time to time, the allocation of the assets of a Fund by specific investment style mandate (referred to herein as a "Portfolio Account").

            (ii)	 In the performance of its duties and obligations
under this Agreement, the Sub-Adviser shall act in conformity with the Trust's Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees and will conform and comply with the applicable requirements of the 1940 Act, section 817(h) of the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

		(iii) The Sub-Adviser at its expense will make available to the Trustees of the Funds and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding a Portfolio Account and to consult with the Trustees of the Funds and Adviser regarding each Fund's investment affairs, including economic, statistical and investment matters related to the Sub-Adviser's duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs. The Sub-Adviser and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Trust.

             (iv) The Sub-Adviser at its expense will provide the Adviser and/or the Trust's Chief Compliance Officer with such compliance reports relating to its duties under this Agreement as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is or should be aware of or of any material violation of the Sub-Adviser's compliance policies and procedures that pertain to the Funds, as well as any change in portfolio manager(s) of the Funds.
             (v)  The Sub-Adviser represents and warrants that it
has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 and has provided the Adviser and the Trustees a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. The Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser's last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed in response to the material violations, no less frequently than quarterly; and (B) certifies that the procedures contained in the Sub-Adviser's code of ethics are reasonably designed to prevent "access persons" from violating the code of ethics, no less frequently than annually.
            (vi) The Sub-Adviser will review draft reports to shareholders and amendments to the Prospectus and other documents provided or available to it and provide comments on a timely basis.
In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request.
            (vii)	 The Sub-Adviser shall maintain all books and
records with respect to each Fund's portfolio transactions required by subparagraphs (b)(10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Trust's Board of Trustees such periodic and special reports as the Trust's Board of Trustees may reasonably request.

            (viii)	(A)  The investment management services
provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.

                  (B)	  Services to be furnished by the Sub-
Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser's officers or employees.

                  (C)	 The Sub-Adviser shall keep each Fund's
books and records required to be maintained by the Sub-Adviser pursuant to paragraph 1(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act.
The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) of this Agreement.

            (ix) The Sub-Adviser will develop allocations for the Funds and will work with the Adviser to develop a questionnaire as an education tool that is intended to assist individual investors in determining a risk profile. Adviser agrees and acknowledges that Sub-Adviser does not intend to provide investment advice to individual investors and therefore, Adviser will not present the questionnaire in any way that would characterize the Sub-Adviser as providing investment advice to the individual investor.
            (x)   The Sub-Adviser will develop a glide path
allocation for each Fund from Fund inception to the target retirement date and will develop an appropriate asset allocation strategy for each Fund post-retirement date.
2.	The Adviser shall continue to have responsibility for all
services to be provided to each Fund pursuant to the Advisory
Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

3.	The Adviser has delivered to the Sub-Adviser copies of each
of the following documents and will deliver to it all future amendments and supplements, if any:

      (a)	 Certified resolutions of the Trust's Board of Trustees
authorizing the appointment of the Sub-Adviser and approving the form of this Agreement;

      (b)	 Registration Statement under the 1940 Act and the
Securities Act of 1933, as amended on Form N-1A (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") relating to each Fund and shares of the Fund's beneficial shares, and all amendments thereto; and

      (c)	 Prospectus of each Fund.

4.	For the services to be provided by the Sub-Adviser pursuant to this Agreement for each Fund, the Adviser will pay to the Sub-
Adviser as full compensation therefore a fee at an annual rate of the Funds' average daily net assets in the aggregate, as set forth in Schedule A. The fee will be paid to the Sub-Adviser from the Adviser's advisory fee from each Fund, or from the Adviser's own resources if the advisory fee is insufficient. This fee will be computed daily and paid to the Sub-Adviser monthly. The Sub-Adviser shall have no recourse against the Funds for payment of any sub-advisory fee payable under this Agreement.

5.	The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Funds or the Adviser in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in
Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.

6.	The initial term of this Agreement shall commence on the
effective date hereof and continue for a period of two years. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act provided, however, that this Agreement may be terminated (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other parties, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days' written notice to the other parties. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 6, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the Commission under the 1940 Act.

7.	Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

8.	During the term of this Agreement, the Adviser agrees to
furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of each Fund, the Trust or the public that refers to the Sub-Adviser or its clients in any way prior to use thereof and not to use material if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed upon) after receipt thereof. The Sub-
Adviser's right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-
Adviser as referenced in the first sentence of this paragraph. Sales literature may be furnished to the Sub-Adviser by first-class mail, electronic mail or overnight delivery service, facsimile transmission equipment or hand delivery.

9.	No Trustee or Shareholder of the Trust shall be personally
liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

10.	No provisions of this Agreement may be changed, waived,
discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of the majority of the outstanding voting securities of each Fund.

11.	This Agreement shall be governed by the laws of the state of
Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

12.	This Agreement embodies the entire agreement and
understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

13.	Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14.	Any notice, advice or report to be given pursuant to this
Agreement shall be delivered or mailed:
	To the Adviser at:

		Old Mutual Capital, Inc.
		4643 South Ulster Street, Suite 600
		Denver, CO 80237
		Attention:  General Counsel

	To the Sub-Adviser at:

		Ibbotson Associates, Inc.
		225 No. Michigan Avenue, Suite 700
		Chicago, IL  60601
		Attention:  Peng Chen




	To the Trust or the Funds at:

		Old Mutual Funds III
		4643 South Ulster Street, Suite 600
		Denver, CO 80237
		Attention:  President

15.	Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

16.		As required by certain exemptive rules under the 1940 Act, the
Sub-Adviser is prohibited form consulting with the entities listed below concerning transactions for the fund in securities or other assets:

      (a)	Other sub-advisers to a Fund;

      (b)	Other sub-advisers to a series fund of the Trust; and

      (c)	Other sub-advisers to a portfolio under common
control with a Fund.




	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.


OLD MUTUAL CAPITAL, INC.	OLD MUTUAL
FUNDS III

By:  /s/ Mark E. Black					By: /s/ Julian F.
Sluyters

Name: Mark E. Black					Name: Julian F.
Sluyters
Title: Chief FinancialOfficer				Title: President
Date:  February 20, 2008				Date:  February
20, 2008


IBBOTSON ASSOCIATES ADVISORS, LLC

By:  /s/ Peng Chen

Name:  Peng Chen
Title:  President
Date:


SCHEDULE A

TO INVESTMENT SUB-ADVISORY AGREEMENT
BETWEEN OLD MUTUAL FUNDS III, OLD MUTUAL
CAPITAL, INC. AND IBBOTSON ASSOCIATES ADVISORS,
LLC
EFFECTIVE MARCH 3, 2008


Pursuant to Section 4 of this Agreement, beginning on the effective date of the Agreement, the Adviser shall pay the Sub-Adviser, at the end of each calendar month, compensation computed daily on the net assets of the Funds in the aggregate, based on the following schedule:

Asset Level
Annual
Sub-
Advisory
Fee


Less than $1
Billion
$1 Billion to less
than $2 Billion
$2 Billion to less
than $3 Billion
$3 Billion to less
than $4 Billion
$4 Billion to less
than $5 Billion
$5 Billion or
greater
0.10%
0.09%
0.08%
0.07%
0.06%
0.05%


If at the end of each one year period ended November 30th (the "minimum calculation period"), the total sub-advisory fees paid under
Section 4 of this Agreement are less than the minimum annual fee amount set forth below, the difference between the amount of sub-advisory fees paid and the minimum annual fee amount shall be due and payable to the Sub-Adviser by the Adviser no later than 45 days after the start of the next minimum calculation period:

Minimum annual fee amounts:
?	Minimum calculation period ended November 30, 2008:
$150,000
?	Minimum calculation period ended November 30, 2009:
$250,000
?	Minimum calculation period ended November 30, 2010 and each
minimum calculation 	period thereafter:  $350,000

If the Agreement terminates before the end of a full twelve month minimum calculation period, the minimum annual fee amount for that minimum calculation period shall be prorated.





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